Exhibit 10.3


                     ENHANCEMENTS AND CO.BRANDING AGREEMENT

     THIS AGREEMENT (the "Agreement"), effective as of August 1, 1999 (the "Effective Date"), is made by and between INFOSPACE.COM, INC., a Delaware corporation having a principal place of business at 15375 NE 90th St., Redmond, WA 98052, including any successor of InfoSpace.com, Inc. ("InfoSpace"), and VEQUITY CORPORATION, a Colorado corporation with offices at 2305 East Arapahoe Road, Suite 220, Littleton, CO 80122 ("Vequity").

RECITALS

     WHEREAS, Vequity has a web site on the World Wide Web part of the Internet ("WWW") that provides online advertising services located at Uniform Resource Locator ("URL") www.vequity.com (along with any successor or replacement thereto, the "Vequity Site") and various affiliated sites;

     WHEREAS, InfoSpace provides information and other content to end users via several sites on the WWW, including without limitation a national directory system that contains listings for businesses and residences and other information, the primary home page of which is located at http://www.infospace.com (along with any successor or replacement thereto, the "InfoSpace Site"), on various affiliated sites, and on the Web sites of certain of its co-brand partners (collectively, as defined below, the "InfoSpace Network");

     WHEREAS, Vequity desires to permit users of the Vequity Site to access the InfoSpace Network maintained by InfoSpace at the InfoSpace Site; and

     WHEREAS, Vequity and InfoSpace desire that InfoSpace will include certain enhancements to listings displayed on the InfoSpace Network. Vequity will provide these enhancements in accordance with the terms of this Agreement.

     NOW THEREFORE, the parties hereby agree as follows:

Definitions:

1. "InfoSpace Network" as used herein shall mean: (a) a national directory system containing listings for businesses and residences and other located at http://www.infospace.com (or any successor or replacement thereto); and
     (b) such other points of presence maintained by or for InfoSpace on the Internet or any other public data network as initially designated and periodically revised by InfoSpace (in its sole discretion) as being part of the InfoSpace Network for purposes of this Agreement (which points of presence may include business and residential directory listing content posted and maintained by or for InfoSpace on third party web sites pursuant to agreements between InfoSpace and third parties). The InfoSpace Network for purposes of this Agreement, includes the InfoSpace Basic Network, and may include (at InfoSpace's sole discretion) the InfoSpace Premium Network. If InfoSpace enters into any agreement with any third party following the date of this Agreement to maintain points of presence on such third party's web site, InfoSpace shall have sole discretion on whether to include such third party's web site, within the definition of "InfoSpace Network" for purposes of this Agreement.

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2.   "InfoSpace Basic Network" as used herein shall mean: (a) a national directory system containing listings for businesses and residences and other information located at http://www.infospace.com (or any successor or replacement thereto); and (b) such other web pages maintained by or for InfoSpace from time to time with respect to which InfoSpace has entered into agreements with certain third parties to provide access to certain business and residential directory listing content posted and maintained by InfoSpace on such web pages through such third parties' web sites whereby InfoSpace is not obligated to pay such third parties any fee of any kind for such rights.
3. "InfoSpace Premium Network" as used herein shall mean: (a) the InfoSpace Basic Network; and (b) such other web pages maintained by or for InfoSpace, or portions thereof, with respect to which InfoSpace has entered into agreements with certain third parties to provide access to certain business and residential directory listing content posted and maintained by InfoSpace on such web pages through such third parties' web sites whereby InfoSpace is obligated to pay such third parties any fee of any kind for such rights. InfoSpace will provide Vequity a substantive list of current Premium Network provider's, and will continue to provide, on reasonable request but not more than quarterly, an updated list of Premium Network providers for the duration of the term of the Vequity/InfoSpace agreement inasmuch as this provision does not cause InfoSpace to violate any confidentiality agreement.

4. "National directory system" as used herein shall mean any and all yellow pages directories or similar databases irrespective of titling "directory" which is or will be created, maintained, made available by, provided or hosted by InfoSpace, at its discretion, within the InfoSpace Network.

5. "All Listings Section" as used herein shall mean the section, irrespective of titling, of a directory that contains unpaid listings. This section is always last in priority and therefore the last section of listings to be made available for viewing by a user, therefore requiring the Preferred Listing, Enhanced Listings as well as any other listing sections to be viewed first. Listings are displayed in alphabetical order.

6. "Enhanced Listings Section" as used herein shall mean the section, irrespective of titling, of a directory, which contains paid listings. This section is viewed prior to any listings in the All Listing Section and after the listings in the Preferred Listing Section. Listings are displayed in alphabetical order.

7. "Preferred Listings Section" as used herein shall mean the section, irrespective of titling, of a directory, which contains paid listings. This section is always first in priority, meaning the section is viewed prior to any listings in the All Listings Section and Enhanced Listing Section, and therefore is the first section of listings to be made available for viewing by a user. Listings are displayed in alphabetical order.

SECTION 1.        CERTAIN OBLIGATIONS

     1.1 Vequity Sales Effort. Vequity shall solicit businesses in order to sell its advertising listing services, including its Internet yellow pages advertising packages. Within the print directory areas of Vequity, as set forth in Exhibit A (the "Markets"), Vequity will have the right to perform premise bundled, print, and Internet yellow pages sales of Enhanced Section Listings of Internet yellow pages Listing Enhancements for distribution on the InfoSpace Basic Network, subject to Exhibit A. Within the Markets, Vequity shall have the same right, subject to Exhibit A, to perform premise bundled, print, and Internet yellow pages marketing campaigns to businesses to promote its advertising listing services, and in connection therewith to use, reproduce, publish, perform and display the "InfoSpace Marks" (InfoSpace Marks shall mean those Trademarks of InfoSpace set forth on Exhibit C hereto and such other Trademarks as InfoSpace may from time to time notify Vequity in writing to be "InfoSpace Marks" within the meaning of this Agreement) in promotional and marketing materials, and electronic and printed advertising, publicity, press releases, newsletters and mailings about Vequity.

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     1.2  Vequity Enhancement Data and Software Integration Tool. Upon execution of this Agreement, Vequity will use the InfoSpace web-based software integration tool ("InfoSpace Publisher" including "InfoSpace PageExpress" for web site creation) provided by InfoSpace to integrate yellow pages advertising listing enhancements ("Listings
          Enhancements") on a listing-by-listing basis. Collectively, these Listing Enhancements are the "Vequity Enhancement Data."

     1.3 Display of Enhancements. InfoSpace will use such Vequity Enhancement Data to create text and/or graphical advertising and hyperlinks to be located on the InfoSpace Basic Network ("Vequity Listings Enhancements"), as determined in the sole discretion of InfoSpace, that will point users to the advertising items for the corresponding listing as indicated. InfoSpace may, as appropriate, include text and or icon hyperlinks to: customer provided e-mail, customer provided URL, mapping, driving directions, and web sites in listings within the InfoSpace Basic Network's yellow pages, which form may change from time to time at InfoSpace's sole discretion. In addition, InfoSpace may provide additional hyperlinks on the InfoSpace Basic Network, the number, function, design, label and placement of such hyperlinks to be determined solely by InfoSpace.

     1.4  Formatting. Provisions for Vequity Listing Enhancements include:

     1.4.1 Listing Results Pages Icon Links. See Exhibit B.

     1.4.2 Listings. Vequity shall provide to InfoSpace a list of Vequity's advertisers and such advertisers' listings within the InfoSpace Basic Network in an acceptable format (each a "Listing") and such Listings shall be placed, subject to Exhibit A, in search results generated in response to searches of the by InfoSpace Basic Network. In addition to the free listing features in the InfoSpace Network maintained by InfoSpace, to the extent the listing information is available to InfoSpace, each Vequity's customer advertiser Listing shall include the Basic Listing:

     1.4.3 Basic Listing. The Basic Listing may include the following features:

     (a) Enlarged Listing. The font size of the name shall be increased from the standard listing font size to the largest font size available.

     (b) Emboldened Listing. The font shall be emboldened with the hypertext markup language bold command making the text bold whenever possible depending on the user's browser.

     (c) Link to E-mail. A text link to an E-mail address of the business being listed.

     (d)  Phone Number. Phone number of business being listed.

     (e) Link to Vequity's Customer's URL. A text and or graphical link to a Vequity's customer-provided web site or URL. All web sites created by Vequity shall have a "back button" to transport the user back to the referring page.

     (f)  Mapping. A map showing the location of the business being listed.

     (g) Driving Directions. Driving directions to the location of the business being listed.

     1.4.4 InfoSpace PageExpress. InfoSpace PageExpress is a one-page basic web site, which may be created by Vequity staff and is able to be edited by Vequity customers. InfoSpace PageExpress shall be maintained by InfoSpace on its servers (and/or such third party servers as periodically designated by InfoSpace in its sole discretion) as such may be periodically modified, revised, supplemented or enhanced by InfoSpace in its sole discretion; provided, however, it is understood that, upon completion of the release of PageExpress software allowing for multiple pages, Vequity shall be allowed to create sites with up to four (4) pages and that any additional page or e-commerce upgrades to PageExpress web sites are not covered under this Agreement.

     1.5  Co-Branding; Grant of Rights; Advertising.

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     1.5.1 Co-Brand Pages. InfoSpace shall use commercially reasonable efforts during the term of this Agreement (i) to make the InfoSpace Basic Network maintained by InfoSpace at the InfoSpace Site available to users of the Vequity Site as provided below, (ii) obtain and maintain in effect all telephone lines and other communications transmission devices to enable the Vequity Site to access the InfoSpace Basic Network (ii) answer any reasonable questions that Vequity may from time to time ask of InfoSpace relating to the InfoSpace Network, (iii) provide quotes for the terms and conditions of any updates or other modifications Vequity may from time to time desire InfoSpace to make to the Vequity Site, or (iv) render other limited incidental consulting services from time to time requested by Vequity, subject to agreement by the parties on the terms and conditions for such services. Advertising and promotions, at InfoSpace's discretion, may appear on all or any of the Co-branded Web Pages (as defined below) and, unless otherwise allowed under this Agreement, InfoSpace shall have the sole right to sell such advertising and promotions and the right to track the number of impressions on the Co-Branded Web Pages.

     1.5.2 Grant of Rights. Subject to the terms and conditions of this Agreement, InfoSpace grants to Vequity: (a) the right to include on the Vequity Site hypertext links (whether in graphical, text or other format) which enable "point and click" access to locations of the InfoSpace Site specified by InfoSpace (and subject to change by InfoSpace from time to time); (b) the right to permit users to link to Results Pages (as defined below) via Query Pages (as defined below) hosted on the Vequity Site; (c) a limited, non-exclusive, non-transferable, non-assignable right to use, and allow end-users to use, the Page Express web site building tools solely for purposes of creating, editing and updating user web sites pursuant to this Agreement; and (d) a limited, non.-exclusive non-transferable, non-assignable right to use the InfoSpace web-based software integration tool "InfoSpace Publisher" for purposes of integrating Listing Enhancements on a listing by listing basis, under the terms of this Agreement. "Query Pages" means any page hosted on the Vequity Site which incorporates the Graphical User Interface and on which users may input queries and searches. "Results Pages" means any page hosted on the InfoSpace Network which incorporates the Graphical User Interface (as defined below) and displays the Directory Content in response to queries and searches made on a Query Page. "Co-Branded Pages" means, collectively, the Results Pages and the Query Pages. It is expressly understood that the rights granted to Vequity as set forth in this Section for the Markets do not include the right to redistribute, resell, sublicense, or perform the licensed activities outside the Markets, which conduct would be in material breach of the Agreement.

     1.5.3 Graphical User Interface. "Graphical User Interface" means a graphical user interface, which may be designed by InfoSpace and Vequity and implemented by InfoSpace pursuant to this Agreement for the Vequity Site, that contains or implements branding, graphics, navigation, content or other characteristics or features such that a user reasonably would conclude that such interface is part of the Vequity Site, and containing InfoSpace's customary and required content attribution which may include logo and "Powered by InfoSpace." Vequity and InfoSpace will cooperate to design the user-perceptible elements of the Graphical User Interface, with the goals of: (a) conforming the display output of the "look and feel" associated with the Vequity Site; and (b) maximizing the commercial effectiveness thereof. Following agreement by the parties upon the design specifications thereof, InfoSpace will use commercially reasonable efforts to develop the Graphical User Interface and to implement the same on the Co-Branded Pages. InfoSpace shall have no liability or obligation for failure to develop or implement the Graphical User Interface or any Co-Branded Pages as contemplated by this Section 1.5.3, or for any nonconformity with the design specifications agreed upon by the parties, provided InfoSpace has used commercially reasonable efforts to develop and implement the same as provided in this Section 1.5.3.

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


     1.5.4 Limitations. Vequity and its affiliates shall have no right to reproduce or sub-license, re-sell or otherwise distribute all or any portion of InfoSpace Network content or any other content posted on any portion of the InfoSpace Network to any person or entity, including without limitation via the Internet (including the World Wide Web) or any successor public or private data network. This Agreement and delivery of any InfoSpace content or any portion hereunder to Vequity or any third party pursuant to this Agreement shall not cause InfoSpace to be in violation of any law of any jurisdiction or third party agreement, and InfoSpace may at any time modify its grant of rights to the extent necessary to ensure compliance. Should InfoSpace agree to provide content services to any third party introduced to InfoSpace by Vequity pursuant to this Agreement, InfoSpace may require as a prerequisite to access to InfoSpace's content services any third party to execute InfoSpace's standard content distribution agreement, which may be presented by InfoSpace (at InfoSpace's option) in the form of an online "click-wrap" acknowledgment. InfoSpace shall provide only a basic templated site which shall not require development or customization by InfoSpace. In addition, neither party or any affiliate shall have any right to: (a) edit or modify any advertisement submitted for a Co-branded Page or (b) remove, obscure or alter any notices of Intellectual Property Rights appearing in or on any content or other materials.

     1.5.5 Advertising and Revenue Share

     (a) Placement of Banner Advertisements. Each party shall have the right to sell banner advertisements (such banner advertisements adhering to InfoSpace's standards and sized at approximately 60 x 468 pixels "Banner Advertisements") on the Co-branded Pages. The appearance of the Banner Advertisements will be as reasonably determined by the party selling such Banner Advertisements; provided, that InfoSpace may reject any Banner Advertisement if such Banner Advertisement would materially slow the download time or performance of such page.

     (b) Remuneration for Banner Advertisements. The parties agree to share in the advertising revenues from Banner Advertisement sales ("Advertising Revenues") as set forth on Exhibit D. Advertising Revenue share payments will be reconciled and paid within thirty (30) days following the calendar quarter in which the applicable Advertising Revenues are received. The party that sells the Banner Advertisement (the "Selling Party") will provide with each such payment a report setting forth Advertising Revenues received by it for such quarter and the percentage thereof payable to the other party.

     (c) Records and Audit; Late Payments. During the Term, each party shall maintain accurate records of any and all fees payable to the other party under this Agreement. Any amounts owed under this Agreement not paid when due will be subject to a finance charge equal to one and one-half percent (1.5%) per month or the highest rate allowable by law, whichever is less, determined and compounded daily from the date due until the date paid. Payment of such finance charges will not excuse or cure any breach or default for late payment.

     1.5.6 "Co-brand" Web Site Referral Program. Vequity shall make referrals to InfoSpace of opportunities for InfoSpace to provide InfoSpace's basic templated "co-brand" service. Vequity shall make such referrals to its financial planning company affiliates for an initial technology fee of five thousand dollars ($5,000), payable to InfoSpace from Vequity which shall collect the payment from the referred entity, each due prior to activation. Ongoing payments shall be $5,000 per year and due to InfoSpace on the anniversary thereof. Details of the referral program shall be at InfoSpace discretion, and Vequity shall operate and abide by the guidelines as InfoSpace may determine for the referral program. Initially, it is contemplated that InfoSpace shall provide a basic templated site which shall not require development or customization by InfoSpace. InfoSpace shall have the right to approve of the referral of any third party introduced to InfoSpace by Vequity pursuant to this Agreement. InfoSpace shall require, as a prerequisite to access to InfoSpace's content services, that a third party must execute InfoSpace's standard content distribution agreement, which may be presented by InfoSpace (at InfoSpace's option) in the form of an online "click-wrap" acknowledgment. InfoSpace shall share revenue with Vequity for referral program templated web sites as set forth in
          Section 2.3 below.

SECTION 2.        REVENUE SHARE FEE; REMUNERATION

     2.1 Revenue Share Fee. InfoSpace grants Vequity a limited right (as described in Section 1.5.2) to integrate in the Markets an unlimited number of Vequity Listing Enhancements including (i) Basic Listings with (ii) PageExpress web sites as described in this Agreement, and for the period of the Term of this Agreement, in consideration of the greater of (a) the monthly Revenue Share Fee as defined by the following matrix or (b) twenty thousand dollars ($20,000):


         ---------------------------- ------------------------- ------------------------- --------------------------
         Number  of  Websites   Sold  InfoSpace  Revenue Share  Maximum   Revenue  Share  Cumulative         Annual
         Per Year                     Per Website               Paid  to  InfoSpace  Per  Revenue   Share  Paid  to
                                      (Breakpoint Pricing)      Breakpoint                InfoSpace
         ---------------------------- ------------------------- ------------------------- --------------------------
         1 - 5,000                    $400                      $2,000,000                $2,000,000
         ---------------------------- ------------------------- ------------------------- --------------------------
         5,001 - 10,000               $300                      $1,500,000                $3,500,000
         ---------------------------- ------------------------- ------------------------- --------------------------
         10,001 - 20,000              $200                      $1,000,000                $4,500,000
         ---------------------------- ------------------------- ------------------------- --------------------------
         Over 20,000                  $100                      $500,000                  $5,000,000
         ---------------------------- ------------------------- ------------------------- --------------------------

          For the purposes of the table above, the terms "Website" and "Websites" shall mean either (a) a PageExpress site as defined in this Agreement or (b) a Vequity Listing Enhancement placed on the InfoSpace Network.

     2.2 Maximum Annual Revenue Share Fee. In all cases, the maximum Revenue Share Fee Vequity shall pay is six million dollars ($6,000,000) per year.

     2.3 Revenue Share for referral program "co-branded" web sites. InfoSpace shall share revenue with Vequity as follows: eighty percent (80%) of the initial technology fee (fee minimum $5,000) payable to InfoSpace from Vequity prior to activation and ongoing payments shall be split on the same basis. There shall be no maximum to this Revenue Share.

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     2.4  Payment Terms. Vequity shall remit the first minimum monthly Revenue
          Share Fee of twenty thousand dollars ($20,000) on or before August 20, 1999. The first month to which this first payment shall apply will be the earlier of October 1999 or the month of activation of the co-branding of InfoSpace content for Vequity. Vequity shall remit payment to InfoSpace for the second, third, and fourth months when the fourth month payment is due (minimum of $60,000). Thereafter, Vequity shall remit the Revenue Share Fee for each month, according to Section 2.1, by the twentieth (20th) day of the month following the month of service, after which the payment shall be considered late and InfoSpace, at its sole discretion, may then disengage all services, links and co-branding supplied to Vequity with fifteen days written notice to Vequity. Payment shall be made in immediately available U.S. Dollar funds. Methods of payment may include, without limitation check, wire transfer, cashier's check, or cash.

     2.5 Records. Each party shall keep reasonable records in connection with its respective performance under this Agreement and shall permit the other party reasonable access to such records at such other party's expense upon reasonable notice, solely for the purpose of verifying such party's compliance with the terms of this Agreement. Vequity shall submit monthly reports of its web sites sold pursuant to this Agreement in support of Revenue Share calculations along with its payment of the Revenue Share Fee payment. Either party, at its expense, and upon ten (10) days' advance notice to the other party, shall have the right during the Term to examine or audit such records in order to verify the listing figures reported in any report and the amounts owned to such party under this Agreement. Any such audit shall be conducted, to the extent possible, in a manner that does not interfere with the ordinary business operations of the audited party. In the event that any audit shall reveal an underpayment of more than five percent (5%) of the amounts due to the auditing party for any quarter, the other party will reimburse such party for the actual cost of such audit.

     2.6 Taxes. All fees and payments stated herein exclude, and Vequity shall pay, any sales, use, property, license, value added, withholding, excise or similar tax, federal, state or local, related to the parties' performance of their obligations or exercise of their rights under this Agreement and any related duties, tariffs, imposts and similar charges, excluding those taxes based upon InfoSpace's income.

     2.7 Disputes. In the event that Vequity disputes the amount of money owed pursuant to any Listing Invoice, Vequity shall notify InfoSpace of such dispute and the parties agree to cooperate in good faith to promptly resolve any dispute, including exchanging such information and documentation as may be reasonably related to or likely to resolve any and all amounts in dispute.

SECTION 3.        PROPRIETARY RIGHTS AND LICENSES

     3.1  Ownership.

     3.1.1 Vequity. All right, title and interest in and to the Vequity Site, along with all Intellectual Property Rights, as defined below, related thereto shall remain with Vequity or its licensors and/or suppliers. For purposes herein, "Intellectual Property Rights" shall include all patents, copyrights, trademarks, service marks, web site design, computer software tools, URLs, trade secrets and other proprietary or intellectual property rights arising under the laws of any jurisdiction. .

     3.1.2 InfoSpace. All right, title and interest in and to the InfoSpace Site, the InfoSpace PageExpress web site building tool and the text, graphics, data, designs, computer programs, computer code, items, inventions, works of authorship, concepts, materials, methods, processes and other content and information contained therein or relating thereto, including the InfoSpace Network and listings, along with all related Intellectual Property Rights to any of the foregoing, shall remain with InfoSpace, no rights to resell, sub-license in any way the Intellectual Property Rights are granted or shall be inferred.

     3.2 License Grants. Vequity hereby grants to InfoSpace for the term of this Agreement a non-exclusive, worldwide, royalty-free license to reproduce, electronically distribute, publicly perform, publish, publicly display, digitally perform, post, reformat as required under standards of the InfoSpace Network, and maintain the Vequity Listings. In furtherance of this Agreement, InfoSpace shall have the right to use, reproduce, publish, perform and display the "Vequity Marks" (Vequity Marks meaning those Trademarks of Vequity including those set forth on Exhibit C hereto and/or such other Trademarks as Vequity may from time to time notify InfoSpace in writing to be "Vequity Marks" within the meaning of this Agreement).

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     3.3 Limitations; Editorial Control Of InfoSpace Network. Either party may modify its grant to the other party of the rights to use of any of its trademarks (as set forth in Sections 1.1, 1.5 and 3.2) upon written notice to the other party. Neither party shall be in violation of any third party intellectual property rights, third party contract rights or agreements by virtue of this Agreement, and should a potential violation arise, the performance and obligations of either party herein may be qualified and limited in scope to the extent necessary to avoid such violation. InfoSpace will have the right (but not the obligation) to remove, refuse to host or edit any Page Express web site created (or any portion thereof), co-branded web site, sponsorship or listing which in its sole discretion InfoSpace considers actually or potentially obscene, indecent, offensive, defamatory, unlawful, mis-categorized, infringing of third-party Intellectual Property Rights or third party contract, or otherwise objectionable or unsuitable for posting anywhere on InfoSpace's servers (including, without limitation, hyperlinks, framed content or meta tags). Notices of Intellectual Property Rights which may be required by InfoSpace or an InfoSpace content provider shall not be removed from content supplied by InfoSpace.

SECTION 4.        CONFIDENTIALITY

     4.1 Each party that receives information (the "Receiving Party") from the other party (the "Disclosing Party") agrees to use reasonable best efforts to protect all non-public information and know-how of the Disclosing Party that is either designated as proprietary and/or confidential or that, by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"), and in any event, to take precautions at least as great as those taken to protect its own Confidential Information of a similar nature. Each party agrees that the terms and conditions of this Agreement shall be Confidential Information, provided that each party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business. The parties further agree that Listing and web site content received by or from InfoSpace shall be included in the Confidential Information of InfoSpace, and that Vequity may use such information internally for any lawful purpose, provided that Vequity shall not disclose such information to any third party without the prior written consent of InfoSpace.

     4.2  The foregoing restrictions shall not apply to any information that:
          (a) the Receiving Party can document it had in its possession prior to disclosure by the Disclosing Party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in such event, only to the extent required to be disclosed); or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the Disclosing Party. Upon request of the other party, or in any event upon any termination or expiration of the Term, each party shall return to the other all materials, in any medium, that contain, embody, reflect or reference all or any part of any Confidential Information of the other party. Each party acknowledges that breach of this provision by it would result in irreparable harm to the other party, for which money damages would be an insufficient remedy, and therefore that the other party shall be entitled to seek injunctive relief to enforce the provisions of this
          Section 4.

SECTION 5.        NONEXCLUSIVITY

     Each party expressly acknowledges and agrees that the rights granted to the other party in this Agreement are non-exclusive and that, without limiting the generality of the foregoing, nothing in this Agreement shall be deemed or construed to prohibit either party from soliciting third party content, links, banner ads or other materials, serving content, links, banner ads or other materials to third parties' web sites, or hosting or permitting third parties to place links, content, advertisements or other materials on such party's web site, whether or not, in each such case, such content, links, advertisements or other materials are placed in higher priority than or are competitive with the products, services, content or advertisements of the other party.

SECTION 6.        WARRANTIES AND DISCLAIMERS

     6.1 Representations and Warranties. Each party represents and warrants to the other party that: (a) it is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and duly qualified to do business in any state in which it is required to so qualify; (b) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms; (c) no authorization or approval from any third party is required in connection with such party's execution, delivery or performance of this Agreement; and (d) the execution, delivery and performance of this Agreement does not violate the laws of any jurisdiction or the terms or conditions of any other agreement to which it is a party or by which it is bound.

     6.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE OPERATION OF THE RESPECTIVE SITES, OR ANY SERVICES OR ITEMS PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, VEQUITY ACKNOWLEDGES THAT THE WEB SITE BUILDING TOOLS, THE INFOSPACE SITES, THE CO.BRANDED SERVICE USER WEB SITES, THE CO.BRANDED PAGES AND ANY AND ALL OTHER ITEMS OR SERVICES FURNISHED BY INFOSPACE UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY SERVERS OR OTHER HARDWARE, SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED BY INFOSPACE OR ANY THIRD PARTIES IN CONNECTION WITH PROVIDING ACCESS TO OR HOSTING ANY OF THE FOREGOING OR THE PERFORMANCE OF ANY SERVICES BY INFOSPACE HEREUNDER) ARE PROVIDED BY INFOSPACE "AS IS" AND THAT VEQUITY HEREBY WAIVES, RELEASES AND DISCLAIMS, ALL WARRANTIES, OBLIGATIONS AND LIABILITIES OF INFOSPACE, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE FOREGOING. VEQUITY ACKNOWLEDGES THAT INFOSPACE MAKES NO WARRANTY THAT IT WILL CONTINUE TO OPERATE ITS WEB SITES OR THE WEB SITE BUILDING TOOLS IN THEIR CURRENT FORM, OR THAT ITS WEB SITES OR THE WEB SITE BUILDING TOOLS WILL BE ACCESSIBLE WITHOUT INTERRUPTION, THAT ITS WEB SITES OR THE WEB SITE BUILDING TOOLS WILL MEET THE REQUIREMENTS OR EXPECTATIONS OF VEQUITY OR ANY CO.BRANDED SERVICE USER OR THAT THE CONTENT, SOFTWARE OR ANY OTHER ANY MATERIALS ON OR THROUGH ITS WEB SITES OR THE SERVERS AND SOFTWARE THAT MAKES ITS WEB SITES AVAILABLE (INCLUDING, WITHOUT LIMITATION, THE WEB SITE BUILDING TOOLS) ARE FREE FROM ERRORS, DEFECTS, DESIGN FLAWS OR OMISSIONS

SECTION 7.        INDEMNITY

     7.1 Vequity hereby agrees to defend, indemnify and hold InfoSpace and its officers, directors and Affiliates harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees) incurred by InfoSpace as a result of any third party claim arising out of (a) a breach or alleged breach by Vequity of any representation or warranty of this Agreement or (b) a claim that the Vequity Site, Vequity Enhancement Data, or any content, ads or other materials on the Vequity Web Site, Vequity Enhancement Data or PageExpress web site or affiliated web site is misappropriate, violate or infringe upon any law, Intellectual Property Rights, contract rights or privacy rights, provided, however, that InfoSpace (i) gives Vequity prompt notice of any such claim or action, (ii) allows Vequity sole control of the defense or any settlement (provided that Vequity shall not, without the consent of InfoSpace, enter into any settlement that reasonably can be expected to require a material affirmative obligation of, result in any ongoing material liability to or materially prejudice InfoSpace in any way) and (iii) provides reasonable cooperation, at Vequity's reasonable expense, in Vequity's defense or settlement of the claim or action.

     7.2 InfoSpace hereby agrees to defend, indemnify and hold Vequity and its officers, directors and Affiliates harmless from and against any and all damages, liabilities, loss, costs and expenses (including reasonable attorney's fees) incurred by Vequity as a result of any third party claim arising out of (a) a breach or alleged breach by InfoSpace of any representation or warranty of this Agreement or (b) a claim that InfoSpace Network violates or infringe upon any Intellectual Property Rights, contract rights or privacy rights (excepting material provided under Section 7.1), provided, however, that Vequity (i) gives InfoSpace prompt notice of any such claim or action, (ii) allows InfoSpace sole control of the defense or any settlement (provided that InfoSpace shall not, without the consent of Vequity, enter into any settlement that reasonably can be expected to require a material affirmative obligation of, result in any ongoing material liability to or materially prejudice Vequity in any way) and
          (iii) provides reasonable cooperation, at InfoSpace's expense, in InfoSpace's defense or settlement of the claim or action.

SECTION 8.        LIMITATION OF LIABILITY

     EXCEPT WITH RESPECT TO ANY LIABILITY ARISING UNDER SECTION 7 HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOSS OF PROFITS, REVENUES OR DATA, OR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR SHALL INFOSPACE'S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNTS ACTUALLY PAID BY VEQUITY TO INFOSPACE HEREUNDER DURING THE SIX (6) MONTHS PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY. SECTION 9. TERM AND TERMINATION

     9.1 Term. This Agreement shall commence as of the Effective Date and shall continue for two years from the Effective Date of this Agreement (the "Term"), unless earlier terminated as set forth herein. The Term shall be automatically renewed for successive one-year periods, unless written notice is given by either party at least 60 days prior to the termination of any term. After termination, the parties will cooperate to accommodate Vequity advertisers that have agreements for advertising or Websites on the InfoSpace Network in effect prior to the termination, for up to one year after termination (the "Phase-Out Period"), provided the terms of continuation of service are acceptable to InfoSpace, and InfoSpace is compensated reasonably and at least to the same extent as during the Term.

     9.2  Termination.

     9.2.1 Either party may terminate this Agreement for any reason upon sixty day's written notice to the other party.

     9.2.2 Either party may terminate this Agreement at any time upon thirty
          (30) days written notice to the other party in the event that the other party is in material breach of this Agreement and such party fails to cure such breach within thirty (30) days following receipt of such notice.

     9.2.3 Either party may terminate this Agreement immediately upon notice in the event that the other party (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, (iii) becomes subject to any proceedings under any bankruptcy or insolvency law where such proceeding has not been dismissed within sixty (60) days or (iv) has wound up or liquidated, voluntarily or otherwise.

     9.2.4 Upon the effective date of expiration or termination of this Agreement, all obligations defined herein, including prioritization rights, shall expire except for those obligations set forth in Sections 3.1, 4, 6, 7, 8, 10 and 11, and payment obligations to the date of termination or other obligations which would reasonably survive termination, which shall survive.

SECTION 10.       PUBLICITY

     The parties may with the other party's prior approval of the form, content and timing, issue a press release regarding this Agreement. In the event the parties agree to issue a press release regarding the relationship between InfoSpace and Vequity, such release may contain quotes from the chief executive officers of each of InfoSpace and Vequity, subject to the mutual consent of both parties.

SECTION 11.       GENERAL PROVISIONS

     11.1 Governing Law; Jurisdiction; Venue. This Agreement will be governed and construed in accordance with the laws of the State of Washington without giving effect to its conflict of law principles. The jurisdiction and venue of any action or claim arising out of this Agreement shall be in King County, Washington.

     11.2 Compliance with Laws. At their own expense, Vequity and InfoSpace shall comply with all applicable laws, regulations, rules, ordinances and orders regarding their respective activities related to this Agreement.

     11.3 Severability; Headings. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision, which most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement.

     11.4 Independent Contractors. The parties to this Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement. Neither party may incur any obligations or liabilities on behalf of the other party. Without limiting the foregoing, Vequity shall not make any representations or warranties to third parties on behalf of InfoSpace.

     11.5 Notice. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Unless otherwise specified, such notice shall be deemed given upon personal delivery, upon confirmation of receipt if sent by fax, or three (3) days after the date of mailing if sent by certified or registered mail, postage prepaid.

     11.6 Entire Agreement; Waiver. This Agreement and the Exhibits attached hereto set forth the entire understanding and agreement of the parties, and supersede any and all prior or contemporaneous oral or written agreements or understandings between the parties, as to the subject matter of this Agreement. In the event of any conflict between the Agreement and an Exhibit, the terms of the Exhibit shall control. Except as provided herein, only by writing an addendum, signed by both parties, may a change be made to this Agreement. Waiver by either party of a breach of any provision contained herein must be in writing, and no such waiver shall be construed as a waiver of any other and/or succeeding breach of such provision or a waiver of the provision itself.

     11.7 Assignment and Transfer of Control. Neither party may assign this Agreement or any rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably delayed or withheld, except that the other party's prior written consent shall not be required where the assignee
(i) is an Affiliate, as defined below, of the assigning party or (ii) is the successor entity in any merger, consolidation, reorganization or similar transaction that is acquiring all or substantially all of the assets of the assigning party. "Affiliate" shall mean any entity that has an equity interest of fifty percent (50%) or more in the assigning party, or any entity in which the assigning party has an equity interest of fifty percent (50%) or more. In any event, the assignee must assume and agree in writing to perform all of the assigning party's executory obligations and the assigning party must guarantee performance by the assignee throughout the Term.

     11.8 Force Majeure. "Force Majeure Event" means any act of God, act of governmental authority, act of public enemy, war, riot, flood, civil commotion, insurrection, severe weather conditions, or any other cause beyond the reasonable control of the party delayed; provided that the inability of any party to pay any monetary sum when due for any reason will not constitute a "Force Majeure Event" for purposes of this Agreement. Neither party will be liable for any losses arising out of the delay or interruption of its performance of obligations under the Agreement due to any Force Majeure Event, provided that the party delayed will provide the other party notice of any such delay or interruption as soon as reasonably practicable, will use commercially reasonable efforts to minimize any delays or interruptions resulting from the Force Majeure Event and in no event will any failure to pay any monetary sum due under this Agreement be excused for any Force Majeure Event.

     11.9 Counterparts Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed to be one instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

INFOSPACE.COM, INC.                          VEQUITY CORPORATION

By:                                          By:
    ---------------------------------            -------------------------------
Title:                                       Title:
       ------------------------------               ----------------------------
Date:                                        Date:
      -------------------------------              -----------------------------

EXHIBIT A

Vequity Yellow Pages Listing Prioritization Rights on the InfoSpace Basic
Network


The rights granted under this Agreement shall apply solely to the areas noted in Exhibit E (the "Markets").

InfoSpace and Vequity acknowledge that InfoSpace may grant superior and sometimes exclusive yellow pages listing prioritization rights to certain local advertising sales partners. This Agreement shall not cause InfoSpace to violate any yellow pages listing prioritization rights previously granted to its partners, nor shall the Agreement be interpreted to grant rights outside the Markets defined herein or outside the Markets in which Vequity operates and distributes through a bona fide yellow page print publisher premise sales force. InfoSpace reserves the unlimited right to inform Vequity of restrictions which are required by InfoSpace potential conflicts with InfoSpace partners concerning solicitation of customers or categories of customers (in InfoSpace's sole discretion), or Vequity solicitation of customers in certain areas of the United States, and Vequity shall abide by such restrictions. InfoSpace may make commercially reasonable efforts, as necessary in InfoSpace's sole discretion, to restructure or address prior or future agreements to allow Vequity Listings to be included in the highest available priority listing position. To the extent possible, Vequity Listings shall be placed in the Enhanced Listing Section (or successor) within the InfoSpace Basic Network with the following exceptions:

     1. InfoSpace has previously entered into a contract with local advertising sales partners which prohibit placement, or such prioritized placement and said local advertising sales partner have not agreed to allow Vequity's Listings in said prioritization position.

     2. InfoSpace will use reasonable commercial efforts to keep Vequity's Listings on distribution sites throughout the InfoSpace Basic Network. However, Vequity understands that the ultimate control of listings rests with each distribution site owner.

EXHIBIT B
Graphic Link Example


The design of a link on the listing results page currently appears as follows. However, this design is subject to change at InfoSpace's discretion.

                               [Graphics Omitted]

EXHIBIT C
TRADEMARKS
Vequity Marks
Vequity
Vequity.com

                               [Graphics Omitted]


InfoSpace Marks
InfoSpace
InfoSpace.com


[GRAPHIC OMITTED]

Powered By InfoSpace
Powered by InfoSpace.com
The Ultimate Directory


EXHIBIT D
BANNER ADVERTISEMENT REVENUE SHARE

The Selling Party shall receive a commission of thirty percent (30%) of all Advertising Revenue derived from Banner Advertisements, which shall be served by InfoSpace on the co-branded pages. The remaining Advertising Revenue will be then shared, quarterly, as follows:

     Fifty percent (50%) to InfoSpace
     Fifty percent (50%) to Vequity

EXHIBIT E
NON-EXCLUSIVE ENHANCED LISTING RIGHTS

Subject to InfoSpace's right to inform Vequity of any areas where Vequity cannot solicit listings or conduct business under this Agreement, Vequity will have the non-exclusive right to placement in the Enhanced Listing Section at InfoSpace's discretion for its Vequity Listing Enhancements during the Term ("Non-Exclusive Rights"), in all fifty states of the United States of America.


EXHIBIT F

Sample InfoSpace PageExpress Site

The "look and feel" of a Page Express site shall be similar to the following. However, this design is subject to change at InfoSpace's discretion.


                               [Graphics Omitted]


EXHIBIT G

Features

The following list of features is intended to clarify certain features and aspects but, as to products and services, is not a comprehensive product description, or warranty of performance.

Vequity will supply in a reasonable time frame the definitions of the virtual areas for its markets.

|X|  A "local portal" presence to be powered by InfoSpace

o Standardized design elements to be decided using all or any portion of InfoSpace's content and "portal-in-a-box" features, including but not limited to -
         Yellow Pages
         White Pages
         Classifieds
         City Guides
         Investing
         News
         Sports Scores
         Community
         Government
         E-Shopping (ActiveShopper & ActivePromotion to be discussed) International Listings
         Business Services
         Other items and services that may from time to time be added to the InfoSpace Web Sites by InfoSpace (in its sole discretion)

o Vequity and InfoSpace to decide on specific "look and feel" parameters and limitations for the co-branded presence.
|X|  A local sales solution -
     o    Distribution
          o All ad packages will be promoted and distributed on the InfoSpace Network. Hundreds of top-name and top-used sites carrying Vequity advertisers.
     o    Base packages:
          o    Silver Package
               >>       Enhanced Level listing
               >>       Bold Font
               >>       Enlarged Font
               >>       URL link
               >>       Email link
          o    Gold Package
               >>       Silver Package
               >>       plus Ad Link (any graphic) or PageExpress (web sites,
                        storefronts)
     o Access to InfoSpace Publisher(TM), the instant publishing system that allows for the creation of Internet yellow pages advertising, including web sites and storefronts.
          o Web-based application - no special equipment, rote data entry, worldwide access, no client software, minimal MIS maintenance, etc.
          o    Instantly publishes across the Basic InfoSpace Network.
          o    Seller maintains control of advertisers' orders.
     o    Geo-scoping functionality
          o Regardless of the advertiser's physical address and location, any listing and any category sponsorship in any package may be set up to show in the search results of 7 distinct geographies:
               >>       City (one city)
               >>       Multi-City (up to 5 cities)
               >>       State (all cities in one state)
               >>       Multi-state (all cities in up to 5 states)
               >>       National (all cities nationwide)
          o Foreign listings (listings from outside the sales rights area) always appear in the Enhanced Section

EXHIBIT H

Training

InfoSpace shall provide to Vequity management training and sales training as follows:

     Initial (a.k.a. Launch or Kick-off) Training
     --------------------------------------------

     If needed, at a mutually acceptable time and place and for a mutually acceptable duration, InfoSpace's trainer may conduct initial training to Vequity management and sales management and representatives to launch the relationship set forth in this Agreement. Costs shall be borne by InfoSpace.

     Ongoing or Follow-up Training
     -----------------------------

     If needed, at a mutually acceptable time and place and for a mutually acceptable duration, InfoSpace's trainer may conduct follow-up training to Vequity management and sales management and representatives. Travel, lodging, and meals costs shall be born by Vequity.

EXHIBIT I

Referral Fee

In addition to remuneration set forth in Section 2, Vequity shall remit two hundred dollars ($200) to InfoSpace for each Vequity web site sale generated through an InfoSpace banner advertisement of other marketing program. InfoSpace is not obligated to market Vequity web sites.